EXHIBIT 99.1

FOR:       AMREP Corporation
           300 Alexander Park, Suite 204
           Princeton, New Jersey 08540

CONTACT:   Peter M. Pizza
           Vice President and Chief Financial Officer
           (609) 716-8210

                 AMREP REPORTS FIRST QUARTER FISCAL 2010 RESULTS
                 -----------------------------------------------

Princeton, New Jersey, September 9, 2009 - AMREP Corporation (NYSE: AXR) today reported a net loss of $1,056,000, or $0.18 per share, for its fiscal 2010 first quarter ended July 31, 2009, compared to net income of $71,000, or $0.01 per share, for the first quarter of the prior fiscal year. Revenues were $32,457,000 in the first quarter of this fiscal year versus $35,570,000 in the first quarter of fiscal 2009.

First quarter 2010 revenues from land sales at the Company's AMREP Southwest subsidiary were $1,485,000 compared to $1,263,000 for the same period of fiscal 2009, with the results of both periods reflecting a continuing softness in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that is consistent with the well-publicized problems of the national home building industry and credit markets. The average gross profit percentage on land sales decreased from 71% for the first quarter of 2009 to 57% for the first quarter of 2010, primarily attributable to a change in the mix of areas from which undeveloped lots were sold in each period. As a result of these and other factors, including the nature and timing of specific transactions, revenues and related gross profits from real estate land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company's Kable Media Services operations decreased from $34,023,000 in the first quarter of 2009 to $30,768,000 for the same period in 2010. This decrease was primarily attributable to Subscription Fulfillment Services operations, where revenues decreased from $29,842,000 for the first quarter of 2009 to $25,127,000 for the same period of 2010, primarily as a result of lower publisher customer volumes and higher attrition of magazine titles offset, in part, by revenue gains from new and some existing clients. Revenues from Newsstand Distribution Services operations decreased from $3,355,000 for the first quarter 2009 to $3,205,000 for the same period of 2010 as a result of lower distribution volumes. These decreases in revenues from Fulfillment Services and Newsstand Distribution Services were partly offset by increased revenues from Kable's Product Fulfillment Services and Other business segment, which increased from $825,000 for the first quarter of 2009 to $2,436,000 for the same period in 2010, primarily from the inclusion of the revenues of a product repackaging and fulfillment business and a temporary staffing business, which were acquired in the third quarter of 2009. Kable's operating expenses decreased by $2,215,000 for the first quarter of 2010 compared to the same period in 2009, primarily attributable to lower payroll and benefit costs and, to a lesser extent, efficiencies related to the ongoing project to consolidate the Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others. The quarterly results should be considered in conjunction with the Company's audited financial statements for fiscal 2009, which are included in the Company's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The 2009 Annual Report is available through the Company's website, www.amrepcorp.com, and any shareholder may receive a hard copy of the 2009 Annual Report without charge upon request to the Company.

                             -----------------------

                             (Two Schedules Follow)
Schedule 1
                       AMREP CORPORATION AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                           Three Months Ended July 31,
                                                           ---------------------------
                                                           2009                    2008
                                                           ----                    ----
Revenues                                             $  32,457,000           $  35,570,000

Net income (loss)                                    $  (1,056,000)          $      71,000

Earnings (loss) per share - Basic and Diluted:       $       (0.18)          $        0.01

Weighted average number of common shares
outstanding                                              5,996,000               5,995,000
                                                     -------------           -------------

                                      ####

Schedule 2

The Company's land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

                                                           Three months ended July 31,
                              ---------------------------------------------------------------------------------------
                                               2009                                          2008
                             ----------------------------------------      ------------------------------------------
                               Acres                       Revenues         Acres                          Revenues
                               Sold         Revenues       per Acre         Sold          Revenues         per Acre
                             ----------    -----------    -----------      --------      ------------    ------------
 Developed
   Residential                   2.8       $      670     $      239          1.4        $      342      $      244
   Commercial                     -                -              -           1.0               126             126
                             ----------    -----------    -----------      --------      ------------    ------------
  Total Developed                2.8              670            239          2.4               468             195
  Undeveloped                   26.0              815             31         44.8               795              18
                             ----------    -----------    -----------      --------      ------------    ------------
    Total                       28.8       $    1,485     $       52         47.2        $    1,263      $       27
                             ----------    -----------    -----------      --------      ------------    ------------


The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.